Exhibit 10.12

             XLCONNECT MICROSOFT SERVICES PRACTICE AGREEMENT


         THIS MICROSOFT SERVICES PRACTICE AGREEMENT (the "Agreement"), dated as of February 28, 1997 ("Effective Date"), is executed by and between XLConnect Solutions, Inc., a Pennsylvania corporation
("XLConnect"), and Microsoft Corporation, a Washington corporation ("Microsoft"). XLConnect and Microsoft are referred to herein collectively as the "parties" and individually as a "party."

          WHEREAS, Microsoft has agreed, subject to certain conditions, to loan XLConnect funds to develop and support a deployed systems integration and services business providing consulting, integration and support services for Microsoft BackOffice products and other Microsoft server software products (the "Business"), for the purpose of making such services available to customers in the United States.

          WHEREAS, Microsoft has required, as a condition to loaning such funds to XLConnect, that XLConnect execute and deliver this Agreement and the other documents and instruments contemplated hereby.

          NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, XLConnect and Microsoft hereby agree as follows:

          1.  Funding by Microsoft

         (a) Loan Commitment. Subject to the terms and conditions of this Agreement, Microsoft agrees to loan XLConnect up to * less the Warrant Purchase Price (as defined in Section 1(d)) (the " Loan"). The Loan may be drawn by XLConnect in up to four installments. Up to * (the "First Traunch") shall be available to be drawn on or after the Effective Date and prior to the date which is six (6) months after the Effective Date. Up to an additional * plus any amount not drawn under the First Traunch (the "Second Traunch") shall be available to be drawn after the date which is six (6) months after the Effective Date and on or prior to the date which is one year after the Effective Date (the "Final Draw Date") if, and only if, XLConnect shall deliver to Microsoft financial statements of XLConnect for the period ended June 30, 1997 (the "June Financials") which shall be prepared in accordance with generally accepted accounting principles consistently applied (other than the omission of footnotes and routine year end adjustments) and which, in the reasonable opinion of Microsoft shall reflect no material adverse change in the business of XLConnect from the Effective Date and shall indicate income from operations for both the six months and quarter ended June 30, 1997. Within ten (10) business days of receipt of the June Financials, Microsoft shall notify XLConnect whether the conditions for funding the Second Traunch have been satisfied. Notwithstanding the foregoing, in the event the conditions for funding the Second Traunch have not been satisfied with respect to the period ended June 30, 1997, XLConnect shall be entitled to draw under the Second Traunch up to the Final Draw Date if XLConnect delivers to Microsoft financial statements of XLConnect for the period ended September 30, 1997 (the "September Financials") which shall be prepared in accordance with generally accepted accounting principles consistently applied (other than the omission of footnotes and routine year end adjustments) and which, in the reasonable opinion of Microsoft shall reflect no material adverse change in the business of XLConnect from the Effective Date and shall indicate income from operations for both the nine months and quarter ended September 30, 1997. Within ten (10) business days of receipt of the September Financials, Microsoft shall notify XLConnect whether the conditions for funding the Second Traunch have been satisfied. In order to draw funds under the Loan, and as a condition to receipt of such funding, XLConnect will deliver to Microsoft a duly executed promissory note (each a "Note" and collectively the "Notes") in the form attached hereto as
Schedule 1(a) representing the full principal amount to be received on such draw. In the case of the first draw by XLConnect, the Note shall be in a principal amount equal to the full principal amount to be received on such draw plus the Warrant Purchase Price. The parties agree that the proceeds of the Loan (the "Proceeds") shall be used exclusively as set forth in
Section 2.

         (b) Principal and Interest Payments on the Loans. Interest on the aggregate outstanding principal amount under the Notes (the "Outstanding Principal Amount") shall be paid in arrears on each date for payment of interest set forth in the next paragraph, and shall be computed at the Applicable Rate (as defined below), compounded quarterly on the basis of the actual days elapsed and a year consisting of four quarterly periods each consisting of 90 days. The "Applicable Rate" shall mean * per annum for the periods up to and including the eighth Quarterly Date (as defined below); * per annum for the periods after the eighth Quarterly Date up to and including the sixteenth Quarterly Date, and * per annum for all periods following the sixteenth Quarterly Date. The "Quarterly Date" shall mean each quarterly anniversary of the Effective Date (i.e., each May 28, August 28, November 28, and February 28).

         Interest on the Notes shall be payable in accordance with the following schedule: on each Quarterly Date up to and including the * Quarterly Date (*), XLConnect agrees to pay Microsoft all accrued but unpaid interest through and including such date on the Outstanding Principal Amount; in addition, on the * Quarterly Date and each Quarterly Date thereafter up to and including the * Quarterly Date, XLConnect shall pay Microsoft principal in an amount amortized at the rate of * per Quarterly Date (not to exceed the Outstanding Principal Amount at any such date) and on the * Quarterly Date XLConnect shall pay Microsoft any remaining Outstanding Principal Amount. In addition, the entire Outstanding Principal Amount and all accrued but unpaid interest thereunder shall become immediately due and payable in accordance with the provisions of Sections 2(j) and (k) hereof and as otherwise specified in the Notes.

         (c) Cap on Secured Debt; Priority of Loan. As an inducement for Microsoft to provide the Loan, XLConnect hereby agrees that at all times while any Outstanding Principal Amount remains unpaid, it will limit its outstanding debt to Secured Lenders (as defined below) in an amount not to exceed * of XLConnect's tangible net worth (defined as shareholders' equity less intangible assets) as reported on XLConnect's balance sheet for the fiscal quarter (prepared in accordance with generally accepted accounting principles consistently applied (other than, in the case of interim balance sheets, the omission of footnotes and normal routine year end adjustments)) completed most recently to the date such determination is made. Microsoft agrees to consider in good faith any request by XLConnect to exceed the limitation set forth in the previous sentence but Microsoft shall be under no obligation to consent to any such excess debt to Secured Lenders. "Secured Lenders" shall mean all creditors and lenders, other than trade creditors, which have rights to repayment which are secured by rights to or a pledge of any assets of XLConnect (including, but not limited to, tangible and intangible assets and rights to future assets or revenues), and shall also include commercial lenders who agree to provide unsecured financing to XLConnect. Subject to the compliance by XLConnect with the foregoing cap on debt due to Secured Lenders, Microsoft agrees that the Outstanding Principal Amount shall be subordinate to repayment of any outstanding debt to Secured Lenders. XLConnect covenants and agrees that all debt for borrowed money other than debt to Secured Lenders, whether now in existence or hereafter incurred (collectively, "Subordinated Debt") is and shall be subordinated in right to repayment to the Loan. Prior to the incurrence of any Subordinated Debt on or after the Effective Date, XLConnect shall provide evidence of compliance with the preceding sentence reasonably satisfactory in form and substance to Microsoft.

         (d) Warrant. In connection with the execution of this Agreement, XLConnect is simultaneously issuing to Microsoft a Common Stock Purchase Warrant (the "Warrant") for a purchase price of * (the "Warrant Purchase Price") in accordance with the terms of the Warrant Purchase Agreement dated the date hereof between Microsoft and XLConnect (the "Warrant Purchase Agreement," and collectively with the Warrant, the "Warrant Documents").

           2. Agreements of XLConnect and Funding Conditions. For the term of this Agreement, XLConnect hereby covenants and agrees with
Microsoft:

          (a) Use of Proceeds. XLConnect will use the Proceeds exclusively to (i) recruit and hire employees of the Business (the "Employees"), (ii) train and equip the Employees, (iii) promote and market the Business, and (iv) pay direct expenses of the Business.

          (b) Business Plan. XLConnect will operate, manage, promote and market the Business in a manner consistent with the business plan attached as Schedule 2(b)(i) (the "Business Plan"). XLConnect will use the Proceeds in accordance with the objectives of the Business Plan. Schedule 2(b)(ii) lists the specific Microsoft BackOffice products that the Business will support, such list to be updated periodically by Microsoft.

          (c) Hiring. XLConnect will hire no fewer than * Employees. Of the Employees no fewer than * shall be XLConnect SE's The timing of such hires is set forth in Schedule 2(c).

          (d) SE Retention. As of * and until all Outstanding Principal Amount and accrued interest under the Notes is fully repaid, XLConnect will continuously employ in the Business no fewer than * Employees, of which * are SE's. An Employee shall be counted as an SE from his/her date of hire; provided however, that he/she shall cease to count as an SE if he/she fails to acquire the requisite certifications within the time periods set forth in the following subsection (e). Further, without the prior written consent of Microsoft (which consent will not be unreasonably withheld), an Employee shall be counted as an SE only if the Employee is exclusively dedicated to the Business.

           (e)  SE Training and Certification. *.

           (f) Status Reports. XLConnect shall provide Microsoft within thirty (30) days following the end of each month a detailed report in an electronic format mutually acceptable to the parties (a "Status Report"), consisting of a statement of revenues for the Business and information relating to the hiring and certification of SEs, including names, date of hire, salaries, prior certifications, new certifications, area of deployment, and turnover rates.

          (g) Access to XLConnect Information. In addition to the Status Reports to be provided hereunder, XLConnect will provide Microsoft with reasonable access to all necessary supporting and other materials relating to the Business as Microsoft shall reasonably request.

          (h)  Hiring and Sourcing.  *.

          (i) Business Product Standardization. All Employees must * in all activities of the Business, according to the following schedule: *.

          (j) Performance. Should XLConnect fail to attain or maintain the committed levels of Employees or SE's in any quarter, XLConnect shall submit to Microsoft within fifteen (15) days after the end of such quarter a written explanation and a detailed plan to rectify such failure. If the failure is corrected within thirty (30) days after the rectification plan has been submitted to Microsoft that quarter shall not be considered a failed quarter. Should XLConnect fail to attain or maintain the committed levels of Employees, for either (i) two (2) consecutive quarters or (ii) any three (3) quarters during the term of the Agreement, exclusive in either case of any rectified quarters, Microsoft's obligation to disburse additional funding under Section 1(a) shall immediately terminate and the Outstanding Principal Amount and all accrued but unpaid interest under the Notes shall become immediately due and payable.

          (k)  Funding Limitations.  Except as otherwise provided by
Section 2(j), if XLConnect does not comply in all material respects with the covenants and agreements in this Section 2 (subject to any applicable cure periods set forth in paragraph (l) below), or if XLConnect is in Default (as defined in the Notes) under the Notes, Microsoft's obligation to disburse additional funding under Section 1(a) shall immediately terminate and the Outstanding Principal Amount and all accrued but unpaid interest under the Notes shall become immediately due and payable. The covenants and agreements of XLConnect in this Section 2 are for the benefit of Microsoft, any of which may be waived or modified by Microsoft without affecting the validity of any other covenant or agreement in this Section 2 or under the Agreement.

           (l) Cure Period. Notwithstanding anything to the contrary herein, in the event Microsoft shall notify XLConnect that XLConnect is not in compliance in all material respects with any covenant or agreement in this Section 2 (a "Deficiency") and such Deficiency is subject to cure within a reasonable period by XLConnect, XLConnect shall not be deemed to be in default for purposes of paragraph (k) above if XLConnect shall promptly take steps to cure such Deficiency reasonably acceptable to Microsoft and shall cure such Deficiency within thirty days (or such longer period as mutually agreed to by the parties) after receipt of notice thereof.

          3. Representations of XLConnect. XLConnect represents as follows as of the date of this Agreement and on and as of the date of delivery of the Note hereunder:

          (a) XLConnect has full corporate authority to enter into this Agreement and to deliver the Notes, the Warrant Documents and each of this Agreement, the Note and the Warrant Documents does not conflict with or constitute a breach of the Articles of Incorporation or Bylaws of XLConnect or any agreement, instrument or document to which XLConnect is a party or by which XLConnect is bound;

          (b) no authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or third-party is required for the execution, delivery or performance of this Agreement, the Notes and the Warrant Documents by XLConnect; and

         (c) each of this Agreement, the Note and the Warrant Documents is the legal, valid and binding obligation of XLConnect enforceable against XLConnect in accordance with its terms, except as rights to indemnity and contribution may be limited by applicable law and except as the enforcement hereof or thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

         4. Representations of Microsoft. Microsoft represents as follows as of the date of this Agreement:

         (a) Microsoft has full corporate authority to enter into this Agreement and this Agreement does not conflict with or constitute a breach of the Articles of Incorporation or Bylaws of Microsoft or any agreement, instrument or document to which Microsoft is a party or by which Microsoft is bound;

        (b) no authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or third-party is required for the execution, delivery or performance of this Agreement by Microsoft; and

        (c) each of this Agreement and the Warrant Documents are the legal, valid and binding obligation of Microsoft enforceable against Microsoft in accordance with its terms, except as rights to indemnity and contribution may be limited by applicable law and except as the enforcement hereof or thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

         5. Indemnification. (a) XLConnect agrees to defend, indemnify and hold harmless Microsoft and its directors, officers, employees and agents, and any person deemed to control or be under common control with any such person, from and against all liabilities, costs, damages and expenses, including reasonable attorneys' fees and court costs, with respect to any claim arising out of (i) any material breach of this Agreement by XLConnect or (ii) the Business or any act or omission of an Employee; provided, that, XLConnect's obligation under this Section 5(a) shall be relieved if and to the extent that it is determined by a court of competent jurisdiction that the action or conduct giving rise to such obligation was attributable to (a) the negligence of Microsoft or any officer, director or employee of Microsoft or (b) any Microsoft product infringing any patent, copyright, trade secret, trademark or other third party intellectual property right.

         (b) Microsoft agrees to defend, indemnify and hold harmless XLConnect and its directors, officers, employees and agents, and any person deemed to control or be under common control with any such person, from and against all liabilities, costs, damages and expenses, including reasonable attorneys' fees and court costs, with respect to any claim arising out of any material breach of this Agreement by Microsoft; provided, that, Microsoft's obligation under this Section 5(b) shall be relieved if and to the extent that it is determined by a court of competent jurisdiction that the action or conduct giving rise to such obligation was attributable to
(a) the negligence of XLConnect or any officer, director or employee of XLConnect or (b) any XLConnect product infringing any patent, copyright, trade secret, trademark or other third party intellectual property right.

        (c) Each party shall indemnify the other party with respect to third-party claims as set forth above provided that: (i) the indemnified party promptly notifies the other party in writing of the claim; (ii) the indemnifying party has sole control of the defense and all related settlement negotiations with respect to the claim, provided, however, that the indemnified party has the right, but not the obligation, to participate in the defense of any such claim or action through counsel of its own choosing; (iii) the indemnified party cooperates fully to the extent necessary, and executes all documents necessary for the defense of such claim, and (iv) the indemnified party has the right to approve settlement of any claim, such approval not to be unreasonably withheld.

         (d) XLConnect covenants and agrees to maintain suitable errors and omissions and general liability insurance providing a reasonably adequate amount of coverage relating to the Business and the acts and omissions of the Employees and will name Microsoft as an additional insured under all such coverage.

         6. Confidentiality. Each of Microsoft and XLConnect agrees to hold in confidence all information disclosed by each party to the other that the disclosing party considers confidential or proprietary, including all information regarding the Business and the terms of this Agreement, other than information which is required by law to be disclosed or which is or becomes publicly available other than through the other party's disclosure. The parties agree to use any and all such confidential information only in accordance with the purposes and intent of this Agreement. This duty shall survive until three years after the later of (i) termination or expiration of this Agreement and (ii) repayment of the Loan. XLConnect shall execute appropriate written agreements with Employees sufficient to enable it to comply with all the provisions of this Agreement.

         7. Term and Termination. Except as expressly set forth herein, this Agreement shall terminate upon the earlier to occur of (i) the close of business on * and (ii) the written agreement of the parties. Notwithstanding the foregoing, this Agreement may be terminated by one party in the event that the other party (i) materially breaches this Agreement and shall not have cured such breach within 60 days of receipt of a written notice of breach provided by the non-breaching party or (ii) voluntarily or involuntarily is placed in bankruptcy or receivership, becomes insolvent, files an assignment for the benefit of creditors or undertakes any similar action for the benefit of creditors or is otherwise unable to perform its obligations hereunder. Any termination pursuant to clause (ii) of the preceding sentence shall be effective upon the terminating party giving 15 days prior written notice of termination to the other party. Except as expressly set forth herein, the termination of this Agreement will not affect the obligations of any party under the Notes or the Warrant. Upon the termination of this Agreement, each party agrees to promptly return all confidential information and other materials of the other party received during the term of or in connection with this Agreement. Any terms of this Agreement which by their nature extend beyond termination of the Agreement shall remain in effect until fulfilled and apply to respective successors and assignees.

         8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. A party's successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for such party. Notwithstanding the foregoing, this Agreement may not be assigned nor duties delegated, by operation of law or otherwise, by either party without the express prior written consent of the other party, which shall not be unreasonably withheld.

          9. Applicable Law; Severability. This Agreement shall be governed by, and construed in accordance with, the internal laws (as opposed to the conflict of laws provisions) and decisions of the State of Washington. XLConnect further consents to jurisdiction by the state and federal courts sitting in the King County, Washington. Process may be served on either party by U.S. Mail, postage prepaid, certified or registered, return receipt requested, or by such other method as is authorized by the long arm statute provisions contained in the Revised Code of Washington. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Agreement shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         10. Notices. All notices and other communications required or desired to be served, given or delivered hereunder shall be made in writing and shall be addressed to the party to be notified as follows:

If to Microsoft:    Microsoft Corporation
                    One Microsoft Way
                    Redmond, WA 98052-6399
                    Attn:  Deborah Willingham
                    Vice President, Enterprise Customer Unit
                    Tel:  (206) 882-8080
                    Fax:  (206) 936-7329

Copy to:            Microsoft Corporation
                    One Microsoft Way
                    Redmond, WA 98052-6399
                    Attn: Robert A. Eshelman
                    Law & Corporate Affairs
                    Tel:  (206) 882-8080
                    Fax:  (206) 936-7329

If to XLConnect     XLConnect Solutions Inc.
                    411 Eagleview Blvd.
                    Exton, PA 19341
                    Attn:  Timothy Wallace
                    President and Chief Operating Officer
                    Tel:  (610) 458-6664
                    Fax:  (610) 458-6640

Copy to:            XLConnect Solutions Inc.
                    411 Eagleview Blvd.
                    Exton, PA 19341
                    Attn: John Royer
                    Vice President and General Counsel
                    Tel:  (610) 458-6611
                    Fax:  (610) 458-6690

or, as to each party, at such other address as designated by such party in a written notice to the other party. All such notices and communications shall be deemed to be validly served, given or delivered (i) three (3) days following deposit in the United States mails, with proper postage prepaid;
(ii) upon delivery thereof if delivered by hand to the party to be notified; or (iii) one (1) day (or the next business day) following delivery to a reputable overnight delivery service for delivery the next day (or the next business day, as the case may be).

		11. Amendments, Waivers and Consents. Except as expressly set forth herein, no amendment or waiver of any provision of this Agreement nor consent to any departure by any party here from, shall in any event be effective unless the same shall be in writing and signed by the other party, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

		12. Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the iterpretation of any of the provisions hereof.

		13. Complete Agreement. This Agreement, including the Schedules referred to herein, the Notes and the Warrant Documents constitute the complete and sole agreement between the parties hereto with respect to the matters covered herein, and supersede and replace all prior representations, understandings and agreements between the parties.

		14. Relationship. The relationship between the parties shall be solely that of independent contractors, and neither party shall be authorized to commit the other to any expense or liability, or make any representation on behalf of the other, and the officers, employees, servants, agents or other representatives of the parties shall not be deemed, expressly or by implication, to be the officers, employees, servants, agents or other representatives of the other party. Under no circumstances shall the arrangements hereunder result in any partnership, joint venture or franchise relationship between the parties. XLConnect shall be solely responsible for the Business and all acts or omissions of the Employees and for compliance with all laws and regulations applicable to the Business and employment of the Employees. Microsoft makes no representations or warranties relating to the Business or the acts or omissions of the Employees beyond those contained in the product(s) licenses supplied by Microsoft.

		15. Public Announcements. The contents of all press releases or other public announcements or disclosures (whether voluntary or required by law, if any) regarding this Agreement and the relationship between the parties shall be approved in writing by both parties prior to the release thereof.

		16. No Third Party Rights. This Agreement is intended for the exclusive benefit of the parties and, except as provided in Section 5 hereof, no third party shall have any rights hereunder or be entitled to enforce any provision hereof.

		17. Execution in Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original, but all of which shall together shall be deemed to constitute one and the same agreement.

		18.  Limitation on Liability.   Except for breaches of Section 6
and indemnification obligations under Section 5 of this Agreement, to the maximum extent permitted by applicable law, in no event will either party be liable to the other party for special, incidental, indirect, punitive or consequential damages (including, without limitation, damages for loss of business profits, business interruption, loss of business information, or any other pecuniary loss), even if a party has been advised of the possibility of such damages.

		19. Removing Employees. XLConnect acknowledges Microsoft's right to require immediate removal and prompt replacement from the Business of any Employee, or other XLConnect employee or agent performing
XLConnect's obligations under this Agreement who is convicted of a crime (other than a misdemeanor or traffic or parking violation) or who engages in conduct Microsoft reasonably deems to have an adverse impact on either XLConnect or Microsoft.

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		IN WITNESS WHEREOF, XLConnect and Microsoft have executed this
Services Practice Agreement as of the date first above written.


                              XLCONNECT SOLUTIONS, INC.



                              By:  /s/ Timothy Wallace
                                  -------------------------------------
                                  Timothy Wallace
                                  President and Chief Operating Officer



                              MICROSOFT CORPORATION



                              By:  /s/ Gregory B. Maffei
                                   -------------------------------------
                                   Gregory B. Maffei
                                   Vice President, Corporate Development
                                   and Treasurer




*	Information omitted and filed separately with the SEC pursuant to request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.